Exhibit 10

FIRST FUNDING CORPORATION
  Corporate Investment Bankers



Mr. Rolf K Liebergersell
Chairman, President & CEO
Farrel Corporation
25 Main Street
Ansonia, CT 06401

November 5, 2003

Dear Rolf:

This letter is intended to summarize my earlier conversations with you in respect to further altering the financial services contract with Farrel Corporation. Effective July 1, First Funding will further reduce its monthly service and fees to Farrel by an additional 10%. As discussed, I am encouraged that members of the senior management team have also done the same with respect to their compensation effective July.

We will, effective January 1, 2004, further reduce our monthly services and thereafter bill for the calendar year 2004 at the rate of $10,000 per month. We will focus the work First Funding performs as you direct. I hope that in this context, First Funding will continue to be of assistance in certain strategic initiatives. In connection with the successful renewal of the Wachovia credit facility, we waive any rights to our incentive fee.

Sincerely Yours,


/s/ Charles S Jones
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Charles S Jones